EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Stillwater Mining Company

We consent to incorporation by reference in the registration statements (No. 333-159144, No. 333-156262, and No. 333-70861) on Form S-8 of Stillwater Mining Company of our report dated June 22, 2012, with respect to the statements of net assets available for benefits of the Stillwater Mining Company Bargaining Unit 401(k) Plan as of December 31, 2011 and 2010, the related statement of changes in net assets available for benefits for the year ended December 31, 2011, and the supplemental Schedule of Assets (Held at End of Year) as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of the Stillwater Mining Company Bargaining Unit 401(k) Plan.

/s/ Tanner LLC

Salt Lake City, Utah
June 22, 2012